Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124251
PROSPECTUS
$225,000,000
Gaylord Entertainment Company
6.75% Senior Notes due 2014
Terms of the new 6.75% senior notes offered in the exchange offer:

•	The terms of the new notes are identical to the terms of the outstanding notes, which were issued in a private placement on November 30, 2004, except that the new notes have been registered under the Securities Act of 1933 and will not contain restrictions on transfer, or certain registration rights or liquidated damages provisions.

•	The outstanding notes and the new notes are fully and unconditionally guaranteed, jointly and severally by all of our existing domestic subsidiaries that are borrowers or guarantors under our 8% senior notes. Each such guarantee is a general unsecured obligation of the guarantor, is effectively subordinated to any secured indebtedness of each guarantor, is equal in right of payment with any unsecured, unsubordinated indebtedness of each guarantor, and is senior in right of payment to any subordinated indebtedness of each guarantor.

•	We do not intend to list the new notes on any national securities exchange or the Nasdaq Stock Market.

•	Approximately $3.7 million of the Company’s secured debt and our non-guarantor subsidiaries’ debt and liabilities (excluding intercompany liabilities) will rank senior to the new notes. In addition, any future indebtedness under our new $600 million credit facility will rank senior to the new notes to the extent of the assets securing such indebtedness.
Terms of the exchange offer:

•	We are offering to exchange up to $225,000,000 of our outstanding 6.75% senior notes due 2014 for new notes with materially identical terms that have been registered under the Securities Act and are generally freely tradable.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 12:00 midnight, Eastern time, on June 9, 2005, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.

         You should carefully consider the Risk Factors beginning on page 15 of this prospectus before participating in the exchange offer.

         Any broker-dealer who holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities, and who receives the new notes in exchange for the outstanding notes in the exchange offer, may be deemed a statutory underwriter. Additionally, a broker-dealer:

•	that receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes;

•	that acquired the outstanding notes as a result of market making or other trading activities, may use this prospectus, as supplemented or amended, in connection with resales of the new notes; and

•	that acquired the outstanding notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the secondary resales and cannot rely on the position of the Securities and Exchange Commission staff enunciated in Exxon Capital Holdings Corporation, SEC No-Action Letter (April 13, 1989).

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
May 11, 2005

     You should rely only on the information contained in or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
      This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” This information, excluding exhibits to the information unless the exhibits are specifically incorporated by reference into the information, is available without charge to any holder or beneficial owner of outstanding notes upon written or oral request to Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, Attn: Corporate Secretary, Telephone: (615) 316-6000. To obtain timely delivery of this information, you must request this information no later than five business days before the expiration of the exchange offer. Therefore, you must request information on or before June 2, 2005.

i

SUMMARY
      This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus, the documents incorporated by reference into this prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. You should also carefully consider the matters discussed in “Risk Factors.” References to “notes” means both the outstanding notes and the new notes unless the context otherwise requires. References to the “Company,” “Gaylord,” “we,” “us” and “our” refer to Gaylord Entertainment Company and its subsidiaries.
The Exchange Offer
      On November 30, 2004, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to deliver you this prospectus.
      The new notes will be identical to the outstanding notes except that the new notes have been registered under the Securities Act and will not have restrictions on transfer or certain registration rights. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes. The exchange offer will not have any impact on the amount or the accounting treatment of the indebtedness outstanding under the notes.
      The following summary contains basic information about the new notes. For a more complete understanding of the new notes, see “Description of Notes.”

Issuer	Gaylord Entertainment Company.

Securities	$225.0 million in principal amount of senior notes due 2014.

Maturity	November 15, 2014.

Interest	Annual rate: 6.75%.
Payment frequency: every six months on May 15 and November 15.
First payment: May 15, 2005.

Outstanding Notes	6.75% senior notes due 2014, which were issued on November 30, 2004.

New Notes	6.75% senior notes due 2014, which have been registered under the Securities Act.

Registration Rights Agreement	You are entitled under the registration rights agreement to exchange your outstanding notes for new registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act. See “The Exchange Offer — Procedures for Tendering.”

Exchange Offer	We are offering to exchange new notes for outstanding notes. The exchange offer is not conditioned on a minimum aggregate principal amount of the outstanding notes being tendered.

Resales of the New Notes	We believe that the new notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

(1) the new notes are acquired by you in the ordinary course of your business;

(2) you are not engaging in and do not intend to engage in a distribution of the new notes;

(3) you do not have an arrangement or understanding with any person to participate in the distribution of the new notes; and

(4) you are not an affiliate of ours, as that term is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Commission, as set forth on no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these new notes.

For more information on resales of the new notes, see “The Exchange Offer — Resale of the New Notes.”

Expiration Date	The exchange offer will expire at 12:00 midnight, Eastern time, on June 9, 2005, unless we decide to extend it.

Conditions to the Exchange Offer	The only material conditions to our consummating the exchange offer are that the exchange offer not violate applicable law or interpretations of the Commission staff and that no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See “The Exchange Offer — Conditions to the Exchange Offer.”

There are no federal or state regulatory requirements that we must comply with in connection with the exchange offer, other than our obligations in connection with this prospectus.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to U.S. Bank National Association, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

For more information on tendering your outstanding notes, see “The Exchange Offer — Terms of the Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date of the exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 12:00 midnight, Eastern time, on the expiration date of the exchange offer.

Acceptance of Outstanding Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 12:00 midnight, Eastern time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See “The Exchange Offer — Terms of the Exchange Offer.”

Broker-Dealers	Each broker-dealer registered as such under the Exchange Act that receives new notes for its own account in exchange for outstanding notes, when such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the exchange offer. See “Exchange Offer — Fees and Expenses.”

Federal and State Regulatory Requirements	No regulatory approvals are being sought in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer the outstanding notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of the new notes for the outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent and Trustee	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. U.S. Bank National Association also serves as the trustee under the indenture governing the notes. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107-2292, Attention: Specialized Finance, (800) 934-6802. Eligible institutions may make requests by facsimile at (651) 495-8158.

Registration Rights	Pursuant to the terms of the registration rights agreement among us, the guarantors and the initial purchasers of the outstanding notes, we and the guarantors have agreed:

• to file a registration statement on or prior to 150 days after the date of issuance of the outstanding notes with respect to an offer to exchange the outstanding notes for new registered notes with substantially identical terms to the outstanding notes, except that the new notes will not contain terms with respect to transfer restrictions;

• to use our best efforts to cause the registration statement to be declared effective under the Securities Act within 240 days after the date of the issuance of the outstanding notes; and

• upon the exchange offer registration statement being declared effective, to offer the new notes in exchange for surrender of the outstanding notes.

In the event that the exchange offer is not permitted by applicable law or Commission policy or any holder notifies us prior to the 20th day following the consummation of the exchange offer that such holder (i) is prohibited by law or Commission policy from participating in the exchange offer, (ii) may not resell the new notes acquired in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales, or (iii) is a broker-dealer who holds notes acquired directly from us or any of our affiliates, we and the guarantors will also be required to provide a shelf registration statement to cover resales of the notes by the holders thereof.

Guarantees	All of our subsidiaries that have guaranteed our 8% senior notes will fully and unconditionally and jointly and severally guarantee the new notes on a senior unsecured basis.

Ranking	The new notes will be unsecured unsubordinated debt of Gaylord Entertainment Company. Accordingly, they will rank:

• equally with all of its existing and future unsecured unsubordinated debt;

• effectively subordinated to its existing and future secured debt to the extent of the assets securing such debt, including our new $600 million credit facility;

• ahead of any of its existing and future subordinated debt; and

• structurally behind all of the existing and future liabilities of its subsidiaries that are not guarantors.

The guarantees will be general unsecured unsubordinated obligations of the guarantors. Accordingly, they will rank equally with all unsecured unsubordinated debt of the guarantors, effectively behind all secured debt of the guarantors to the extent of the assets securing such debt, ahead of all future subordinated debt of the guarantors and behind all debt and other liabilities of our non-guarantor subsidiaries. As of March 31, 2005, our non-guarantor subsidiaries had $1.9 million of indebtedness and other liabilities (excluding intercompany liabilities).

The Company’s ability to incur additional indebtedness, including additional senior indebtedness, is limited as described in “— Incurrence of Indebtedness.” As of March 31, 2005, we had $581.6 million of debt outstanding (inclusive of capital lease obligations but exclusive of our $613.1 million secured forward exchange contract), $1.9 million of which was secured debt. This significant amount of debt could prevent us from satisfying our obligations under the new notes.

Optional Redemption	We may redeem the new notes, in whole or in part, at any time on or after November 15, 2009, at the redemption prices described in the section “Description of Notes — Optional Redemption,” plus accrued and unpaid interest.

In addition, on or before November 15, 2007, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Notes — Optional Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the new notes at 101% of their face amount, plus accrued interest. Such offer to purchase may be prohibited by our new $600 million credit facility if we fail to obtain the consent of our lenders thereunder. In such event, our failure to purchase the notes would be an event of default under the indenture. For more detail, see “Description of Notes — Repurchase at the Option of Holders — Change of Control.” Our ability to enter into mergers, consolidations or asset sale transactions is restricted as described below in “— Merger, Consolidation or Sale of Assets.”

Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends on or redeem or repurchase stock;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends or other payments from subsidiaries;

• enter into transactions with affiliates;

• issue guarantees of debt; and

• sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of Notes.”

Incurrence of Indebtedness	Other than certain types of permitted indebtedness, the indenture governing the notes restricts us and our restricted subsidiaries from incurring any additional indebtedness, including the issuance of any senior indebtedness, and restricts our restricted subsidiaries from issuing any preferred stock, unless we have a fixed charge coverage ratio for our four most recent fiscal quarters of at least 2.0 to 1, determined as if the additional indebtedness was outstanding for the four quarter period. For more details, see “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

Merger, Consolidation or Sale of Assets	Under the indenture governing the notes, we are not permitted to consolidate or merge with another company or sell substantially all of our assets unless certain conditions are met, including (a) the surviving corporation assumes all obligations under the notes and (b) immediately after giving effect to such transaction on a pro forma basis the surviving corporation would (a) be permitted to incur $1.00 of additional indebtedness under the fixed charge coverage test described above or (b) have a Fixed Charge Coverage Ratio that exceeds the Company’s Fixed Charge Coverage Ratio (determined without giving effect to such transaction). For more details, see “Description of Notes — Certain Covenants — Merger, Consolidation or Sale of Assets.”

Restricted Payments	Generally, unless permitted as specified below, we are restricted from

• declaring or paying dividends (other than certain dividends payable in our equity securities);

• purchasing, redeeming or otherwise acquiring any of our equity interests;

• with certain exceptions, making any payment on, or purchasing, redeeming, defeasing or otherwise acquiring any indebtedness that is subordinated to the notes;

• making certain payments, repurchases, redemptions or defeasances of our obligations under the SAILS forward exchange contract; and

• making any investment that is not of a type permitted under the indenture.

Notwithstanding the foregoing, we may make a payment described above if, after giving effect to such payment, we are not in default, would be permitted to incur $1.00 of additional indebtedness under the fixed charge coverage test described above and such payment (together with the amount of certain other restricted payments made by us since the date of the indenture) is less than the sum of

• an amount equal to our consolidated cash flow (from the beginning of the first fiscal quarter after November 12, 2003 to the end of the most recent fiscal quarter) less the product of 2.0 times our fixed charges for the same period; plus

• 100% of the aggregate net cash proceeds received by us since November 12, 2003 as contribution to our common equity capital or from the issue or sale of our equity securities; plus

• the net reduction in our investments made after November 12, 2003 resulting from repayment of loans or advances or other transfers of assets or from the sale of any such investment.

For more details, see “Description of Notes — Certain Covenants — Restricted Payments.”

Events of Default	Generally, the following constitute events of default with respect to the notes:

• default for 30 days in the payment of interest;

• default in the payment of principal when due;

• a failure by us to comply with certain repurchase requirements triggered by a change of control and provisions relating to mergers, consolidations or asset sales as described above;

• a failure by us to comply for 30 days, after written notice from the trustee or holders representing 25% or more of the principal amount outstanding, with any other agreements in the indenture;

• certain defaults by us under any other debt instruments representing more than $20.0 million in indebtedness; and

• other defaults related to the failure to pay final judgments, any guarantee being held in a judicial proceeding to be unenforceable and certain events of bankruptcy.

We are required to deliver to the trustee a statement regarding compliance with the terms of the indenture (a) within 90 days after the end of each fiscal year and (b) upon becoming aware of any event of default. For more details, see “Description of Notes — Events of Default and Remedies.”

Amendment, Supplement and Waiver	Generally, we may amend or supplement the indenture governing the notes, and certain events of default may be waived, with the consent of the holders of at least a majority in principal amount of the notes then outstanding. In some circumstances we may not amend the indenture, and certain events of default may not be waived, without the consent of each holder. These circumstances include, among others, reduction of principal and changing the maturity of the notes. Additionally, in some circumstances we may amend or supplement the indenture without the consent of the holders, such as to evidence a successor trustee, cure any ambiguity, provide for uncertificated notes, or make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of such holders. For more details, see “Description of Notes — Amendment, Supplement and Waiver.”

Covenant Suspension	If the notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and we are not in default under the indenture, most of the covenants contained in the indenture will be subject to suspension. We currently do not meet the conditions for covenant suspension.

Transfer Restrictions	The new notes have been registered under the Securities Act and generally will be freely transferable. We do not intend to list the notes on any securities exchange.

Gaylord Entertainment Company
      We are the only hospitality company whose stated primary focus is the large group meetings segment of the lodging market. Our hospitality business includes our Gaylord branded hotels consisting of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, the Gaylord Palms Resort & Convention Center near Orlando, Florida and the Gaylord Texan Resort & Convention Center near Dallas, Texas. Driven by our “All-in-One-Place” strategy, our award-winning Gaylord branded hotels incorporate not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail facilities within a single self-contained property. As a result, our properties provide a convenient and entertaining environment for our convention guests. In addition, our custom-tailored, all-inclusive solutions cater to the unique needs of meeting planners.
      In order to strengthen and diversify our hospitality business, on November 20, 2003, we acquired ResortQuest International, Inc. in a stock-for-stock transaction. ResortQuest is a leading provider of vacation condominium and home rental property management services in premier destination resort locations in the United States and Canada, with a branded network of vacation rental properties. We refer to ResortQuest and its subsidiaries in this prospectus as “ResortQuest.”
      We also own and operate several attractions in Nashville, including the Grand Ole Opry, a live country music variety show, which is the nation’s longest running radio show and an icon in country music. Our local Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including our Nashville hotel and convention guests, while adding to our destination appeal.
      Our operations are organized into four principal business segments: (i) Hospitality, which includes our hotel operations; (ii) Opry and Attractions, which includes our Nashville attractions and assets related to the Grand Ole Opry; (iii) ResortQuest, which is our newly acquired provider of vacation and home rental property management services and (iv) Corporate and Other, which includes our corporate expenses and certain investments.
Material Risk Factors
      In considering our company, our competitive strengths and our business strategy, you should also be aware that we face risks to our business which may adversely affect our competitive position and our ability to achieve our business strategy. These include the following factors:

•	We have a substantial amount of indebtedness. As of March 31, 2005, we had approximately $581.6 million of debt outstanding, exclusive of our $613.1 million secured forward exchange contract, and our substantial indebtedness could hinder our ability to satisfy our obligations under our indebtedness and our other obligations.

•	The agreements governing our debt, including the notes, the 8% senior notes and our new $600 million credit facility, contain various covenants that limit our discretion to operate our business and could lead to acceleration of debt.

•	To service our debt, we will require a significant amount of cash, which may not be available to us.

•	We have recently refocused our business strategy on the development of additional resort and convention center hotels and on the management of rental vacation properties, which strategy we may not be able to successfully implement.

•	We may not be able to successfully integrate our recent and future acquisitions, including our recent acquisition of ResortQuest, and may be unable to achieve the anticipated cost savings and other benefits from these acquisitions, which may weaken our competitive position.

•	Our hotel development is subject to timing and budgeting risks, including, without limitation, construction delays or cost overruns, that may increase project costs.

•	The regional concentration of our hotels may subject us to economic downturns in the southeastern United States, which may reduce our revenues and operating income.

•	Hospitality companies have been the target of class actions and other lawsuits alleging violations of federal and state law, and damages and expenses from lawsuits of this type could reduce our operating income and profits.

•	Our properties are subject to numerous environmental regulations that could impose significant financial liability on us.

•	Any failure to attract, retain and integrate our senior and managerial level executives and employees could negatively impact our operations and development of our properties.

•	We own minority equity interests in certain entities over which we have no significant control, to or for which we may owe significant obligations and for which there is no liquid market, and these investments may not be profitable.
      Additionally, in considering whether to participate in the exchange offer, you should be aware of the following risks related to an investment in the exchange notes:

•	The notes are unsecured and therefore will be effectively subordinated to our secured debt and the debt and other liabilities of our non-guarantor subsidiaries. As of March 31, 2005, our non-guarantor subsidiaries had approximately $1.9 million of indebtedness and other liabilities (excluding intercompany liabilities).

•	In the event of a change of control or a sale of assets, we must offer to purchase the notes, but our new $600 million credit facility prohibits a repurchase of the notes without lender consent.

      Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214. Our telephone number is (615) 316-6000 and our website address is www.gaylordentertainment.com (information set forth in our website is not incorporated herein by reference). Our common stock is listed on the New York Stock Exchange under the symbol “GET.”

SELECTED HISTORICAL FINANCIAL INFORMATION
      The following selected historical financial information of Gaylord and its subsidiaries as of December 31, 2004, 2003, and 2002 and for each of the three years in the period ended December 31, 2004 was derived from our audited consolidated financial statements. The selected financial information as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 was derived from previously issued audited consolidated financial statements adjusted for unaudited revisions for the Bass Pro investment and discontinued operations. The information in the following table should be read in conjunction with “Management’s Discussion of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated by reference herein.
      The selected financial information for the three-month periods ended March 31, 2005 and 2004 was derived from our unaudited condensed consolidated financial statements which have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments necessary (consisting of normal recurring adjustments) in the opinion of management for a fair presentation of the financial position and the results of operations for these periods. The information in the following table related to the three-month periods ended March 31, 2005 and 2004 should be read in conjunction with “Management’s Discussion of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 and incorporated herein by reference.

									Three Months Ended
	Years Ended December 31,								March 31,

	2004		2003	2002		2001	2000		2005	2004

	(In thousands, except per share amounts)
Income Statement Data:
Revenues:
Hospitality	$473,051		$369,263	$339,380		$228,712	$237,260		$142,501	$95,259
Opry and Attractions	66,565		61,433	65,600		67,064	69,283		12,857	12,625
ResortQuest	209,449		17,920	—		—	—		63,805	50,951
Corporate and Other	388		184	272		290	64		147	48

Total revenues	749,453		448,800	405,252		296,066	306,607		219,310	158,883

Operating expenses:
Operating costs	479,864		276,937	254,583		201,299	210,018		137,331	98,856
Selling, general and administrative	189,976		117,178	108,732		67,212	89,052		48,839	42,812
Preopening costs(1)	14,205		11,562	8,913		15,927	5,278		943	10,806
Gain on sale of assets(2)	—		—	(30,529)		—	—		—	—
Impairment and other charges	1,212	(4)	856 (4)	—		14,262 (4)	75,660	(4)	—	—
Restructuring charges	196	(5)	—	(17	)(5)	2,182 (5)	12,952	(5)	—	—
Depreciation and amortization:
Hospitality	58,521		46,536	44,924		25,593	24,447		15,844	11,461
Opry and Attractions	5,215		5,129	5,778		6,270	13,955		1,398	1,311
ResortQuest	9,530		1,186	—		—	—		2,774	2,526
Corporate and Other	4,737		6,099	5,778		6,542	6,257		1,002	1,397

Total depreciation and amortization	78,003		58,950	56,480		38,405	44,659		21,018	16,695

Total operating expenses	763,456		465,483	398,162		339,287	437,619		208,131	169,169

Operating (loss) income:
Hospitality	43,525		42,347	25,972		34,270	45,478		21,952	12,650
Opry and Attractions	1,548		(600)	1,596		(5,010)	(44,413	)(8)	(2,156)	(2,578)
ResortQuest	288		(2,616)	—		—	—		2,092	1,891
Corporate and Other	(43,751)		(43,396)	(42,111)		(40,110)	(38,187)		(9,766)	(11,443)
Preopening costs(1)	(14,205)		(11,562)	(8,913)		(15,927)	(5,278)		(943)	(10,806)
see footnotes beginning on page 13

											Three Months Ended
	Years Ended December 31,										March 31,

	2004		2003		2002		2001		2000		2005	2004

	(In thousands, except per share amounts)
Gain on sale of assets(2)	—		—		30,529		—		—		—	—
Impairment and other charges	(1,212	)(4)	(856	)(4)	—		(14,262	)(4)	(75,660	)(4)	—	—
Restructuring charges	(196	)(5)	—		17	(5)	(2,182	)(5)	(12,952	)(5)	—	—

Total operating (loss) income	(14,003)		(16,683)		7,090		(43,221)		(131,012)		11,179	(10,286)
Interest expense, net of amounts capitalized	(55,064)		(52,804)		(46,960)		(39,365)		(30,307)		(18,091)	(9,829)
Interest income	1,521		2,461		2,808		5,554		4,046		585	386
Unrealized (loss) gain on Viacom stock	(87,914)		39,831		(37,300)		782		—		(17,163)	(56,886)
Unrealized gain (loss) on derivatives, net	56,533		(33,228)		86,476		54,282		—		5,637	45,054
Income (loss) from unconsolidated companies	3,825		2,340		3,058		(385)		(1,266)		1,472	813
Other gains and (losses)	1,089		2,209		1,163		2,661		(3,514)		2,450	920

(Loss) income from continuing operations before income taxes	(94,013)		(55,874)		16,335		(19,692)		(162,053)		(13,931)	(29,828)
(Benefit) provision for income taxes	(39,731)		(23,755)		2,509		(9,291)		(52,824)		(5,074)	(10,930)

(Loss) income from continuing operations	(54,282)		(32,119)		13,826		(10,401)		(109,229)		(8,857)	(18,898)
Gain (loss) from discontinued operations, net of taxes(3)	644		34,371		85,757		(48,833)		(47,600)		—	—
Cumulative effect of accounting change, net of taxes	—		—		(2,572	)(6)	11,202	(7)	—		—	—

Net (loss) income	$(53,638)		$2,252		$97,011		$(48,032)		$(156,829)		$(8,857)	$(18,898)

(Loss) Income Per Share:
(Loss) income from continuing operations	$(1.37)		$(0.93)		$0.41		$(0.31)		$(3.27)		$(0.22)	$(0.48)
Gain (loss) from discontinued operations	0.02		1.00		2.54		(1.45)		(1.43)		—	—
Cumulative effect of accounting change	—		—		(0.08)		0.33		—		—	—

Net (loss) income	$(1.35)		$0.07		$2.87		$(1.43)		$(4.70)		$(0.22)	$(0.48)

(Loss) Income Per Share — Assuming Dilution:
(Loss) income from continuing operations	$(1.37)		$(0.93)		$0.41		$(0.31)		$(3.27)		$(0.22)	$(0.48)
Gain (loss) from discontinued operations	0.02		1.00		2.54		(1.45)		(1.43)		—	—
Cumulative effect of accounting change	—		—		(0.08)		0.33		—		—	—

Net (loss) income	$(1.35)		$0.07		$2.87		$(1.43)		$(4.70)		$(0.22)	$(0.48)

OTHER FINANCIAL DATA:

							Three Months
							Ended
	Years Ended December 31,						March 31,

	2004	2003	2002		2001	2000	2005	2004

Ratio of earnings to fixed charges(11)	—	—	1.16	x	—	—	—	—

											As of
	As of December 31,										March 31,

	2004		2003		2002		2001		2000		2005	2004

	(In thousands)
Balance Sheet Data:
Total assets	$2,521,045	(9)	$2,581,010	(9)	$2,180,098	(9)	$2,175,993	(9)	$1,929,539	(9)	$2,539,139	$2,552,494
Total debt	576,409	(10)	548,759	(10)	340,638	(10)	468,997	(10)	175,500		581,645	551,447
Secured forward exchange contract	613,054	(9)	613,054	(9)	613,054	(9)	613,054	(9)	613,054	(9)	613,054	613,054
Total stockholders’ equity	869,601		906,793		788,437		695,979		765,164		867,511	891,450
see footnotes beginning on the following page

(1)	Preopening costs are related to the Gaylord Palms, the new Gaylord Texan hotel in Grapevine, Texas, and our Gaylord National hotel project in Washington, D.C. Gaylord Palms opened in January 2002 and the Gaylord Texan opened in April 2004. The Gaylord National hotel is expected to open in 2008.

(2)	During 2002, the Company sold its one-third interest in the Opry Mills Shopping Center in Nashville, Tennessee and the related land lease interest between the Company and the Mills Corporation.

(3)	In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. In accordance with the provisions of SFAS No. 144, the Company has presented the operating results and financial position of the following businesses as discontinued operations: WSM-FM and WWTN(FM); Word Entertainment; Acuff-Rose Music Publishing; GET Management, the Company’s artist management business; Oklahoma RedHawks; the Company’s international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis.

(4)	Reflects the divestiture of certain businesses and reduction in the carrying values of certain assets. The components of the impairment and other charges related to continuing operations are as follows:

	Years Ended December 31,

	2004	2003	2001	2000

	(In thousands)
Programming, film and other content	$1,212	$856	$6,858	$7,410
Gaylord Digital and other technology investments	—	—	4,576	48,127
Property and equipment	—	—	2,828	3,397
Orlando-area Wildhorse Saloon	—	—	—	15,854
Other	—	—	—	872

Total impairment and other charges	$1,212	$856	$14,262	$75,660

(5)	Related primarily to employee severance and contract termination costs.

(6)	Reflects the cumulative effect of the change in accounting method related to adopting the provisions of SFAS No. 142. The Company recorded an impairment loss related to impairment of the goodwill of the Radisson Hotel at Opryland. The impairment loss was $4.2 million, less taxes of $1.6 million.

(7)	Reflects the cumulative effect of the change in accounting method related to recording the derivatives associated with the secured forward exchange contract at fair value as of January 1, 2001, of $18.3 million less a related deferred tax provision of $7.1 million.

(8)	Includes operating losses of $27.5 million related to Gaylord Digital, the Company’s Internet initiative, and operating losses of $6.1 million related to country record label development, both of which were closed during 2000.

(9)	In 1999 the Company recognized a pretax gain of $459.3 million as a result of the divestiture of television station KTVT in Dallas-Ft. Worth in exchange for CBS Series B preferred stock (which was later converted into 11,003,000 shares of Viacom, Inc. Class B common stock), $4.2 million of cash, and other consideration. The Viacom, Inc. Class B common stock was included in total assets at its market values of $400.4 million, $488.3 million, $448.5 million, $485.8 million and $514.4 million at December 31, 2004, 2003, 2002, 2001 and 2000, respectively. During 2000, the Company entered into a seven-year forward exchange contract for a notional amount of $613.1 million with respect to 10,937,900 shares of the Viacom, Inc. Class B common stock. Prepaid interest related to the secured forward exchange contract of $64.3 million, $91.2 million, $118.1 million, $145.0 million and $171.9 million was included in total assets at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

(10)	Related primarily to the construction of the Gaylord Palms and the Gaylord Texan.

(11)	The ratio of earnings to fixed charges is computed by dividing (a) the sum of income from continuing operations before income taxes, plus fixed charges, plus amortization of capitalized interest, less interest capitalized, by (b) fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. For the years ended December 31, 2004, 2003, 2001 and 2000, as well as the three months ended March 31, 2005 and 2004, earnings were insufficient to cover fixed charges. The amount of earnings needed to cover fixed charges were $97.9 million, $69.4 million, $38.2 million and $168.6 million for the years ended December 31, 2004, 2003, 2001 and 2000, respectively, and $13.8 million and $34.7 million for the three months ended March 31, 2005 and 2004, respectively.

RISK FACTORS
      Participating in the exchange offer involves a number of risks. You should carefully consider the factors described and referred to below in addition to the other information set forth in this prospectus and the documents incorporated by reference into this prospectus before deciding whether to participate in the exchange offer.
Risks Relating to the Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and you may not be able to transfer your outstanding notes.
      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.
      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may be unable to sell them because there will be fewer of these notes outstanding.

Our substantial debt could reduce our cash flow and limit our future business activities and prevent us from fulfilling our obligations under the notes.
      We have now, and will continue to have after the exchange offer, a significant amount of debt. As of March 31, 2005, we had $581.6 million of total debt, exclusive of our $613.1 million secured forward exchange contract, and stockholders’ equity of $867.5 million.
      Our substantial amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the hospitality industry, which may place us at a competitive disadvantage compared with competitors that are less leveraged;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.
      In addition, the terms of our new $600 million credit facility and the indentures governing our 8% senior notes and the notes allow us to incur substantial amounts of additional debt subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage. Our substantial leverage is evidenced by our earnings being insufficient to cover fixed charges by $97.9 million, $69.4 million, $38.2 million and $168.6 million for the years ended December 31, 2004, 2003, 2001 and 2000, respectively, and $13.8 million and $34.7 million for the three months ended March 31, 2005 and 2004, respectively.

Although the notes are referred to as senior notes, they are effectively subordinated to our and the subsidiary guarantors’ secured debt and the liabilities of our non-guarantor subsidiaries.
      The notes, and each guarantee of the notes, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant guarantor, may incur to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. As of March 31, 2005, we had $581.6 million of debt outstanding (exclusive of our $613.1 million secured forward exchange contract), $1.9 million of which was secured debt effectively senior to the notes. In addition, as of March 31, 2005, we had up to $590.1 million of additional availability under our new $600 million credit facility. The notes are effectively subordinated to any borrowings under our new $600 million credit facility and our other secured debt. The terms of the indenture governing the notes allows us to incur substantial amounts of additional secured debt. In addition, the notes are effectively subordinated to the liabilities of our non-guarantor subsidiaries.

Gaylord Entertainment Company is a holding company and depends upon its subsidiaries’ cash flow to meet its debt service obligations.
      Gaylord Entertainment Company is a holding company, and it conducts a substantial portion of its operations through its subsidiaries. As a result, its ability to meet its debt service obligations, including its obligations under the notes, substantially depends upon its subsidiaries’ cash flow and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to Gaylord Entertainment Company may be subject to regulatory or contractual restrictions.

To service our debt, we will require a significant amount of cash, which may not be available to us.
      Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures will depend largely upon our future operating performance and our ability to generate cash from operations. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants and certain financial ratios in our new $600 million credit facility and our other debt agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Our business may not generate sufficient cash flow from operations or we may not have future borrowings available to us under our new $600 million credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

Prior to the repayment of the notes, we will be required to refinance our new $600 million credit facility and our 8% senior notes, which may hinder our ability to repay the notes.
      Prior to the repayment of the notes, we will be required to refinance or repay our new $600 million credit facility which matures in 2010, and our 8% senior notes, which mature in 2013. We cannot assure you that we will be able to refinance any of our debt, including our new $600 million credit facility, on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.
      Our credit agreements and the indenture governing the notes and our 8% senior notes may restrict, or market or business conditions may limit, our ability to do some of these things.

Prior to the repayment of the notes, we may be required to incur additional debt to pay deferred taxes relating to shares of Viacom stock that we own, which could hinder our ability to repay the notes.
      During May 2000, we entered into a secured forward exchange contract with an affiliate of Credit Suisse First Boston with respect to 10.9 million shares of Viacom stock. At the expiration of the secured forward exchange contract in May of 2007, we will be required to incur additional debt or use cash on hand to pay the deferred tax payable at that time, which we estimate to be approximately $153 million. If we are unable to finance the deferred taxes on the Viacom stock on commercially reasonable terms and if there is insufficient cash on hand, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure our other indebtedness.
      Our credit agreements and the indenture governing the notes and our 8% senior notes may restrict, or market or business conditions may limit, our ability to do some of these things.

The agreements governing our debt, including the notes, our 8% senior notes and our new $600 million credit facility, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt.
      Our existing financing agreements, including our new $600 million credit facility and the senior notes, impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including minimum consolidated net worth, minimum interest coverage ratio and maximum leverage ratios, and limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock to our stockholders or repurchase our stock;

•	make certain investments;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	pay dividends and make other distributions from our subsidiaries to us.
      These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.
      Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

The subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary.
      The subsidiary guarantors’ guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws or state laws prohibiting subsidiary guarantees or other shareholder distributions by an insolvent subsidiary if a bankruptcy lawsuit or other action is commenced by or on behalf of our or the guarantors’ unpaid creditors.
      Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature; or

•	in some states, had assets valued at less than its liabilities, or would not be able to pay its debts as they become due in the usual course of business (regardless of the consideration for incurring the debt);
as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes or shareholder distribution statute, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.
      In addition, the subsidiary guarantors may be subject to the allegation that, since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.
      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.
      If a guarantee is voided as a fraudulent conveyance, is a prohibited distribution to the parent shareholder or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be Gaylord Entertainment Company’s creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes, our new $600 million credit facility and our other financing arrangements.
      The terms of the notes require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of the purchase. The terms of our new $600 million credit facility may require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new $600 million credit facility, and other financing agreements will not allow the repurchases. In addition, it is not certain whether we would be required to make a change in control offer to repurchase the notes upon certain asset sales, because the meaning of “substantially all” assets, the sale of which would constitute a change of control, is not established under applicable law. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the company and its subsidiaries taken as a whole to another person or group may be uncertain. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

An active public market may not develop for the new notes, which may hinder your ability to liquidate your investment.
      There is no established trading market for the new notes. Although the initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the new notes, they have no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through The Nasdaq National Market. In addition, the liquidity of any market for the new notes, and the market price quoted for the new notes may be adversely affected by the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the new notes. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all.
Risks Relating to the Business of Gaylord

The successful implementation of our business strategy depends on our ability to generate cash flows from our existing operations, our new Gaylord Texan hotel and other factors.
      We have refocused our business strategy on the development of additional resort and convention center hotels in selected locations in the United States; on our attractions properties, including the Grand Ole Opry, which are focused primarily on the country music genre, as well as our recently acquired ResortQuest vacation rental and property management business. The success of our future operating results depends on our ability to implement our business strategy by successfully operating the Gaylord Opryland, the Gaylord Palms and our new Gaylord Texan hotel in Grapevine, Texas, by successfully developing and financing our proposed Gaylord National hotel project near Washington, D.C. and by further exploiting our attractions assets and our vacation rental business. Our ability to do this depends upon many factors, some of which are beyond our control. These include:

•	our ability to generate cash flows from existing operations;

•	our ability to hire and retain hotel management, catering and convention-related staff for our hotels and staff for our vacation rental offices;

•	our ability to capitalize on the strong brand recognition of certain of our Opry and Attractions assets; and

•	the continued popularity and demand for country music.
      If we are unable to successfully implement the business strategies described above, our cash flows and net income may be reduced.

Our hotel and convention business and our vacation rental and property management business are subject to significant market risks.
      Our ability to continue to successfully operate the Gaylord Opryland, the Gaylord Palms and our new Gaylord Texan hotel in Grapevine, Texas, as well as our ability to operate our ResortQuest vacation rental business, is subject to factors beyond our control which could reduce the revenue and operating income of these properties. These factors include:

•	the desirability and perceived attractiveness of the Nashville, Tennessee area; the Orlando, Florida area; and the Dallas, Texas area as tourist and convention destinations;

•	the ability of our proposed Gaylord National hotel project near Washington, D.C. to operate in a new market which is extremely competitive;

•	adverse changes in the national economy and in the levels of tourism and convention business that would affect our hotels or vacation rental properties we manage;

•	the hotel and convention business is highly competitive and Gaylord Palms and our new Gaylord Texan hotel are operating in extremely competitive markets for convention and tourism business;

•	our group convention business is subject to reduced levels of demand during the year-end holiday periods, and we may not be able to attract sufficient general tourism guests to offset this seasonality; and

•	the vacation rental and property management business is highly competitive and has low barriers to entry, and we compete primarily with local vacation rental and property management companies located in its markets, some of whom are affiliated with the owners or operators of resorts where these competitors provide their services or which may have lower cost structures and may provide their services at lower rates.

Our acquisition of ResortQuest International, Inc., which we completed on November 20, 2003, involves substantial risks.
      The ResortQuest acquisition, which we completed on November 20, 2003, involves the integration of two companies that previously have operated independently, which is a complex, costly and time-consuming process. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the ResortQuest acquisition and the integration of the two companies’ operations could harm the business, results of operations, financial condition or prospects of the combined company. In addition, we may be unable to achieve the anticipated cost savings from the ResortQuest acquisition for many reasons.

Unanticipated costs of hotels we open in new markets, including our proposed Gaylord National hotel project near Washington, D.C., may reduce our operating income.
      As part of our growth plans, we may open or acquire new hotels in geographic areas in which we have little or no operating experience and in which potential customers may not be familiar with our business. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas.

      Even though we may incur substantial additional costs with these new hotel properties, they may attract fewer customers than our existing hotels. As a result, the results of operations at new hotel properties may be inferior to those of our existing hotels. The new hotels may even operate at a loss. Even if we are able to attract enough customers to our new hotel properties to operate them at a profit, it is possible that those customers could simply be moving future meetings or conventions from our existing hotel properties to our new hotel properties. Thus, the opening of a new hotel property could reduce the revenue of our existing hotel properties.

Our hotel development, including our proposed Gaylord National hotel project, is subject to timing, budgeting and other risks.
      We intend to develop additional hotel properties as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	construction defects or noncompliance with construction specifications;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could delay the development of a project;

•	the availability and cost of capital; and

•	governmental restrictions on the nature or size of a project or timing of completion.
      Our development projects may not be completed on time or within budget.

Our plans to develop the Gaylord National hotel project are subject to numerous risks.
      Our plans to develop the Gaylord National hotel are subject to market conditions, the availability of financing, receipt of necessary building permits and other authorizations, and other factors, including those described in the preceding risk factor. In addition, we do not have experience operating in the Washington, D.C. market. We cannot assure you that the project will be completed, that it will be opened on time or on budget, or that its future operations will be successful.

Our real estate investments are subject to numerous risks.
      Because we own hotels and attractions properties, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate properties. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be reduced.

Our hotel and vacation rental properties are concentrated geographically and our revenues and operating income could be reduced by adverse conditions specific to our property locations.
      Our existing hotel properties are located predominately in the southeastern United States. As a result, our business and our financial operating results may be materially affected by adverse economic, weather or business conditions in the Southeast. In addition, our ResortQuest vacation rental business manages properties that are significantly concentrated in beach and island resorts located in Florida and Hawaii and mountain resorts located in Colorado. Adverse events or conditions which affect these areas in particular, such as economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters, may have an adverse impact on our ResortQuest operations.

Hospitality companies have been the target of class actions and other lawsuits alleging violations of federal and state law.
      Our operating income and profits may be reduced by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of hospitality companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time, and we cannot assure you that we will not incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business.

Our properties are subject to environmental regulations that could impose significant financial liability on us.
      Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in the properties we currently own or operate or those we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

Any failure to attract, retain and integrate senior and managerial level executives could negatively impact our operations and development of our properties.
      During 2001, we appointed a new chairman and a new chief executive officer and had numerous changes in senior management. Our future performance depends upon our ability to attract qualified senior executives, retain their services and integrate them into our business. Our future financial results also will depend upon our ability to attract and retain highly skilled managerial and marketing personnel in our different areas of operation. Competition for qualified personnel is intense and is likely to increase in the future. We compete for qualified personnel against companies with significantly greater financial resources than ours.

We have certain minority equity interests over which we have no significant control, to or for which we may owe significant obligations and for which there is no market, and these investments may not be profitable.
      We have certain minority investments which are not liquid and over which we have little or no rights, or ability, to exercise the direction or control of the respective enterprises. These include our equity interests in Viacom and Bass Pro. When we make these investments, we sometimes extend guarantees related to such investments. The ultimate value of each of these investments will be dependent upon the efforts of others over an extended period of time. The nature of our interests and the absence of a market for those interests restricts our ability to dispose of them. Our lack of control over the management of these businesses and the lack of a market to sell our interest in these businesses may cause us to recognize a loss on our investment in these businesses. In addition, we may enter into joint venture arrangements. These arrangements are subject to uncertainties and risks, including those related to conflicting joint venture partner interests and to our joint venture partners failing to meet their financial or other obligations.

We are subject to risks relating to acts of God, terrorist activity and war.
      Our operating income may be reduced by acts of God, such as natural disasters or acts of terror, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquake, hurricane, terrorism and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife as well as geopolitical uncertainty have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

The hospitality industry and the vacation and property management industry are heavily regulated, including with respect to food and beverage sales, real estate brokerage licensing, employee relations and construction concerns, and compliance with these regulations could increase our costs and reduce our revenues and profits.
      Our hotel operations are subject to numerous laws, including those relating to the preparation and sale of food and beverages, liquor service and health and safety of premises. Our vacation rental operations are also subject to licensing requirements applicable to real estate operations, laws and regulations relating to consumer protection and local ordinances. We are also subject to laws regulating our relationship with our employees in areas such as hiring and firing, minimum wage and maximum working hours, overtime and working conditions. The success of expanding our hotel operations also depends upon our obtaining necessary building permits and zoning variances from local authorities. Compliance with these laws is time intensive and costly and may reduce our revenues and operating income.

If vacation rental property owners do not renew a significant number of property management contracts, revenues and operating income from our ResortQuest vacation rental business would be reduced.
      Through our ResortQuest vacation rental business, we provide rental and property management services to property owners pursuant to management contracts, which generally have one-year terms. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. If property owners do not renew a significant number of management contracts or if we are unable to attract additional property owners, revenues and operating income for our ResortQuest business may be reduced. In addition, although most of its contracts are exclusive, industry standards in certain geographic markets dictate that rental services be provided on a non-exclusive basis.

FORWARD-LOOKING STATEMENTS
      The prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “will,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	the potential adverse effect of our debt on our cash flow and our ability to fulfill our obligations under the notes;

•	the availability of debt and equity financing on terms that are favorable to us;

•	the challenges associated with the integration of ResortQuest’s operations into our operations;

•	general economic and market conditions and economic and market conditions related to the hotel and large group meetings and convention industry;

•	the timing, budgeting and other factors and risks relating to new hotel development, including our ability to generate cash flows from our new Gaylord Texan hotel in Grapevine, Texas and to develop, finance and open our proposed hotel near Washington, D.C.;

•	the possibility that an active market may not develop for the notes and therefore hinder your ability to liquidate your investment; and

•	other risks that are described in “Risk Factors.”
      Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.
MARKET, RANKING AND OTHER DATA
      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained primarily from trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The following description of the registration rights agreement is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission, or the Commission, as an exhibit to our Current Report on Form 8-K filed on December 1, 2004, which is incorporated by reference herein.
      Under the registration rights agreement, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes who are not prohibited by any law or policy of the Commission from participating in the exchange offer, the opportunity to exchange their outstanding notes for a new series of notes, which we refer to as the new notes, that are identical in all material respects to the outstanding notes, except that the new notes do not contain transfer restrictions, have been registered under the Securities Act and are not subject to further registration rights. We and our subsidiary guarantors have agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes. We and our subsidiary guarantors also have agreed to use our reasonable best efforts to cause the exchange offer to be consummated on or before the date that is 30 business days after the registration statement of which this prospectus is a part has become effective, or longer, if required by the federal securities laws.
      If:

•	we and our subsidiary guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

•	any holder of notes notifies us prior to the 20th business day following consummation of the exchange offer that:

•	it is prohibited by law or Commission policy from participating in the exchange offer; or

•	that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement of which this prospectus is a part is not appropriate or available for such resales; or

•	that it is a broker-dealer and owns outstanding notes acquired directly from us or one of our affiliates, then we and the subsidiary guarantors have agreed to file with the Commission a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.
      We and our subsidiary guarantors will use commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.
      We and our subsidiary guarantors also have agreed:

•	to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the Commission on or prior to 240 days after the closing of the sale of the outstanding notes;

•	unless the exchange offer would not be permitted by applicable law or Commission policy, we and our subsidiary guarantors will commence the exchange offer; and

•	we will issue new notes in exchange for all outstanding notes tendered prior thereto in the exchange offer pursuant to the requirements of the registration rights agreement; and

•	if obligated to file a shelf registration statement, we will use our commercially reasonable efforts to file the shelf registration statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 90 days after such obligation arises, but in no event prior to 240 days after the closing of the sale of the outstanding notes.
      If:

•	we and our subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

•	any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, also known as the effectiveness target date; or

•	we and our subsidiary guarantors fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the registration statement of which this prospectus is a part; or

•	the shelf registration statement or the registration statement of which this prospectus is a part is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement, then a registration default shall be deemed to have occurred and we and our subsidiary guarantors will pay liquidated damages to each holder of outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to a per annum rate of 0.25% per annum on the principal amount of outstanding notes held by such holder. The amount of the liquidated damages will increase by an additional per annum rate of 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of 1.0% per annum on the principal amount of outstanding notes constituting transfer restricted securities.
      All accrued liquidated damages will be paid by us and our subsidiary guarantors on each damages payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
      Following the cure of all registration defaults, the accrual of liquidated damages will cease. Holders of outstanding notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.
      By acquiring notes, a holder will be deemed to have agreed to indemnify us and our subsidiary guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of notice to that effect from us.
Resale of the New Notes
      Based on no action letters of the Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	the new notes are acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in and are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are not our affiliate (within the meaning of Rule 405 under the Securities Act) or a broker-dealer that acquired outstanding notes directly from us for its own account.
      The Commission, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the Commission may not make a similar determination as in the no action letters issued to these third parties.
      If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes or otherwise do not satisfy the foregoing criteria, you

•	cannot rely on the interpretations by the Commission staff discussed above;

•	will not be able to exchange your outstanding notes for new notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the outstanding notes, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.
      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Terms of the Exchange Offer
      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 12:00 midnight, Eastern time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $225.0 million in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
      We will return any outstanding notes that we do not accept for exchange for any reason to the tendering holder as promptly after the expiration or termination of the exchange offer.
Expiration Date
      The exchange offer will expire at 12:00 midnight, Eastern time, on June 9, 2005, unless, in our sole discretion, we extend it. We and our subsidiary guarantors also have agreed to use our reasonable best efforts to cause the exchange offer to be consummated on or before the date that is 30 business days after the registration statement of which this prospectus is a part has become effective, or longer, if required by the federal securities laws.
Extensions, Delays in Acceptance Termination or Amendment
      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date.
      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,
by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of and the approvals required under the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.
      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. In addition, if the amendment constitutes a material change, including the waiver of a material condition, we are generally required to extend the exchange offer at least five business days from the date of such material amendment.
Conditions to the Exchange Offer
      We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if as a result of any change in law or applicable interpretations thereof by the staff of the Commission, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer as described in this prospectus.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.
      We expressly reserve the right to extend, amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the failure to be satisfied of any of the conditions to the exchange offer specified herein or in the letter of transmittal. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.
      These conditions are for our sole benefit, and, except as provided below, we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. All such conditions will be satisfied or waived prior to expiration. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.
Procedures for Tendering
     Procedures for Tendering Generally
      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 12:00 midnight, Eastern time, on the expiration date; or

•	comply with the automated tender offer program procedures of DTC described below.
      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to 12:00 midnight, Eastern time, on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 12:00 midnight, Eastern time, on the expiration date.
      The tender by a holder that is not withdrawn prior to 12:00 midnight, Eastern time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON THE EXPIRATION DATE. YOU SHOULD NOT SEND

THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.
     How to Tender if You are a Beneficial Owner
      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
      The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.
     Signatures and Signature Guarantees
      You must have signatures on a letter of transmittal or a notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, the entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.
     When You Need Endorsements or Bond Powers
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
     Tendering Through DTC’s Automated Tender Offer Program
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.
Determinations Under the Exchange Offer
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. To the extent that we waive any condition of the offer, however, we will waive such condition for all holders of the outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
When We Will Issue New Notes
      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      Note holders should expect to receive new notes promptly after termination or expiration of the exchange offer.
Return of Outstanding Notes not Accepted or Exchanged
      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
Your Representations to Us
      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not our affiliate (as defined in Rule 144 of the Securities Act);

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer;

•	you are acquiring the new notes in your ordinary course of business; and

•	if you are a broker-dealer, that you will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale of the new notes.
Book-Entry Transfer
      The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 12:00 midnight, Eastern time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:00 midnight, Eastern time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of such withdrawn outstanding notes.
      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees and printing costs;

•	reasonable fees and disbursements of counsel for the initial purchasers of the outstanding notes incurred in connection with the registration statement of which this prospectus is a part and, in the event of any shelf registration statement, reasonable fees and disbursements of one firm or counsel designated by the holders of a majority of the aggregate principal amount of the outstanding notes to act as counsel for the holders in connection with the shelf registration statement; and

•	related fees and expenses.

Transfer Taxes
      You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes unless you instruct us to register new notes in the name of, or request that outstanding notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.
Consequences of Failure to Exchange
      If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Accounting Treatment
      We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Other Considerations
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.
Exchange Agent
      We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail:	By Hand:	By Facsimile:
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance (800) 934-6802	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance (800) 934-6802	(651) 495-8158 (For Eligible Institutions Only) Confirm by Telephone: (800) 934-6802

USE OF PROCEEDS
      We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes have been registered under the Securities Act and will not contain certain restrictions on transfer or registration rights. Outstanding notes surrendered in exchange for the new notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.
      The net proceeds from the original offering of the outstanding notes were $221.0 million, after deducting the initial purchasers’ discount and offering expenses. We used the net proceeds to repay all indebtedness under our Nashville hotel loan and to provide capital for development of the Gaylord National hotel project, growth of our other businesses and other general corporate purposes.

DESCRIPTION OF NOTES
      The Company will issue the new notes under an Indenture (the “Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). This is the same Indenture pursuant to which we issued the outstanding notes. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the new notes. Copies of the Indenture and the Registration Rights Agreement were filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2004.
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Gaylord Entertainment Company and not to any of its subsidiaries.
      If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange outstanding notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding unregistered notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such outstanding unregistered notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding unregistered notes and the new notes then outstanding.
Brief Description of the Notes
      The Notes:

•	are general unsecured obligations of the Company;

•	are effectively subordinated to any secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement, and any liabilities of the Company’s subsidiaries that are not Guarantors;

•	are pari passu in right of payment with any unsecured, unsubordinated Indebtedness of the Company;

•	are senior in right of payment to any subordinated Indebtedness of the Company; and

•	are guaranteed by the Guarantors.
      As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes. As of the date of the Indenture, each of our subsidiaries that is a borrower or guarantor under the Credit Agreement will guarantee the Notes. As a result, each of our active domestic subsidiaries existing on the date of the indenture will guarantee the Notes. These are the same subsidiaries that guarantee our 8% senior notes.
Principal, Maturity and Interest
      The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $225.0 million will be exchanged for in this offering. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on November 15, 2014.
      Interest on the Notes will accrue at the rate of 6.75% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note will be treated as the owner of it for all purposes.
Note Guarantees
      The Notes will be fully and unconditionally guaranteed, jointly and severally, by all of our existing Domestic Subsidiaries that are borrowers or guarantors under our Credit Agreement.

Each Note Guarantee:

•	is a general unsecured obligation of the Guarantor;

•	is effectively subordinated to any secured Indebtedness of the Guarantor, including the Guarantee of the Guarantor under the Credit Agreement;

•	is pari passu in right of payment with any unsecured, unsubordinated Indebtedness of the Guarantor; and

•	is senior in right of payment to any subordinated Indebtedness of the Guarantor.
      The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable state law or a violation of state law prohibiting shareholder distributions by an insolvent subsidiary. See “Risk Factors — Risks Related to the Notes — The subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary.”
Optional Redemption
      At any time prior to November 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 45 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company’s option prior to November 15, 2009.
      On or after November 15, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage

2009	103.375%
2010	102.250%
2011	101.125%
2012 and thereafter	100.000%
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control

Change of Control Offer
      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

Procedures
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Restrictions on our Ability to Repurchase
      The Credit Agreement will prohibit the Company from purchasing any Notes, and will also provide that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Third Party Offer
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Uncertainty about a Disposition of “Substantially All” Assets
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is pari passu with the Notes or any Note Guarantee (other than (x) Indebtedness under Credit Facilities and (y) Indebtedness secured by the assets subject to such Asset Sale), Indebtedness that is subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days of the applicable Asset Sale.

Application of Net Proceeds
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay (A) Indebtedness of the Company or any Restricted Subsidiary thereof under Credit Facilities, (B) Indebtedness of the Company or any Restricted Subsidiary thereof secured by such assets or (C) Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business (or enter into a binding agreement to purchase such assets or make such capital expenditure; provided that if such binding agreement ceases to be in full force and effect during such 360-day period, the Company may enter into another such binding agreement; provided further that if such binding agreement ceases to be in full force and effect after such 360-day period, any portion of the Net Proceeds of such Asset Sale not applied or invested pursuant to such binding agreement shall constitute Excess Proceeds).
Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Excess Proceeds Used to Repurchase Notes
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and, at the Company’s option, all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Legal Compliance
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Restrictions on our Ability to Repurchase
      The Credit Agreement will prohibit the Company from purchasing any Notes, and will also provide that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
Suspension Condition
      During any period of time that the Notes are rated Investment Grade by both Rating Agencies and no Default or Event of Default shall have occurred and then be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), the Company and its Restricted Subsidiaries will not be subject to the covenants described under “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” clause (3) of “— Merger, Consolidation or Sale of Assets,” “— Transactions with Affiliates,” clauses (1) and (3) of “— Sale and Leaseback Transactions” and will not be subject to the provisions of the Indenture described under “— Repurchase at the Option of the Holders — Asset Sales” (collectively, the “Suspended Covenants”). As a result, if and while the Company meets the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the Notes such that the Notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “— Certain Covenants — Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the Indenture.
      So long as the Notes are outstanding, including while the Company meets the Suspension Condition, the Company and its Restricted Subsidiaries will be subject to the provisions of the Indenture described under “— Repurchase at the Option of the Holders — Change of Control” and the covenants described under: “— Certain Covenants — Liens,” “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “— Merger, Consolidation or Sale of Assets” (other than clause (3)), “— Guarantees,” “— Designation of Restricted and Unrestricted Subsidiaries,” “— Sale and Leaseback Transactions” (other than clauses (1) and (3)), “— Business Activities,” “— Payments for Consent” and “— Reports.”

Certain Covenants

Restricted Payments
      (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or of any Restricted Subsidiaries of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition;

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value the Company’s obligations under the SAILS Forward Exchange Contracts (other than through delivery of some or all of the Viacom Stock securing such contracts or through Permitted SAILS Refinancing Indebtedness); or

(5) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after November 12, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) an amount equal to the Company’s Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after November 12, 2003 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 2.0 times the Company’s Fixed Charges for the Basket Period, plus

(b) 100% of the aggregate net cash proceeds received by the Company since November 12, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after November 12, 2003, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (B) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Guarantor (including payment of accrued and unpaid dividends on any such Equity Interests) in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company;

(8) the declaration or payment of dividends on Disqualified Stock the issuance of which was permitted by the Indenture;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year shall not exceed $2.0 million; provided further that, to the extent that such aggregate price paid under this clause (9) in any calendar year is less than $2.0 million, any unused amount may be used to make such repurchases, redemptions or other acquisition or retirement only in the immediately succeeding twelve-month period; or

(10) other Restricted Payments in an amount, when taken together with all other Restricted Payments made pursuant to this clause (10) since November 12, 2003, not to exceed $25.0 million.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt and Construction Indebtedness), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company or any Restricted Subsidiary thereof may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities (including the Credit Agreement and the Nashville Hotel Loan, until repaid with the proceeds for the Notes) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $300.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of (a) Indebtedness represented by the Notes to be issued on the date of the Indenture and the related Note Guarantees, (b) Indebtedness represented by the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement and (c) Indebtedness to the extent the net proceeds are promptly used to defease the Notes as described under “— Legal Defeasance and Covenant Defeasance;”

(4) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the

Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million at any time outstanding;

(5) the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (11) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

(b) Indebtedness owed to the Company or any Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Guarantor; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Restricted Subsidiary thereof of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by the Company or any Guarantor of Indebtedness represented by the SAILS Forward Exchange Contracts and any Permitted SAILS Refinancing Indebtedness;

(9) the incurrence by the Company or any Restricted Subsidiary thereof of Indebtedness to the extent the net proceeds are used to pay the Company’s tax liability with respect to its sale of the Viacom Stock pursuant to the SAILS Forward Exchange Contracts or any Permitted SAILS Refinancing Indebtedness;

(10) the issuance of preferred stock by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary thereof; provided that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof or (ii) any sale or other transfer of any such preferred stock to a Person that is not the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an issuance of preferred stock by such Restricted Subsidiary that was not permitted by this clause (10); or

(11) the incurrence by the Company or any Restricted Subsidiary thereof of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $50.0 million.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. In addition, the Company may at any time change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph of this covenant provided that the Company or its Restricted Subsidiary, as the case may be, would be permitted to incur the item of Indebtedness, or portion of the item of Indebtedness, under such new clause or the first paragraph of this covenant, as the case may be, at the time of such reclassification.
      Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
      The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. The Company will not permit any Guarantor to incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, the SAILS Forward Exchange Contracts, the Nashville Hotel Loan, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the date of the Indenture;

(2) existing under, by reason of, or with respect to, the Indenture, the Notes or the Note Guarantees;

(3) existing under, by reason of or with respect to applicable law;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) existing under, by reason of or with respect to Indebtedness of any Restricted Subsidiary of the Company if the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness; provided that (A) such encumbrances or restrictions are not materially more adverse to the Holders of the Notes than is customary for comparable financings (as determined in good faith by the Board of Directors) and (B) the Company delivers an Officers’ Certificate to the Trustee evidencing the Company’s determination that the imposition of such encumbrances or restrictions will not materially impair the Company’s ability to make payments when due with respect to the Notes;

(6) in the case of clause (3) of the first paragraph of this covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, or lease of, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(7) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(10) customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements.

Merger, Consolidation or Sale of Assets
      The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that exceeds the Company’s Fixed Charge Coverage Ratio (determined without giving effect to such transaction) for such applicable four-quarter period; and

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger or Sale of Assets” covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture.
      In addition, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment (a) of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company, or (b) pursuant to any employment agreement or other employee compensation arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(3) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments;”

(4) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(5) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns Capital Stock in, or controls, such Person; and

(6) transactions entered into pursuant to any agreement existing on the date of the Indenture.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d) has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence following such designation.
      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would (x) fail to meet any of the preceding requirements described in subclauses (a), (b) and (c) of clause (4) above, or (y) fails to meet the requirement described in subclause (d) of clause (4) above and such failure continues for a period of 30 days, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the Indenture, the Company shall be in default under the Indenture.
      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Certain Covenants — Liens;” and

(4) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions
      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Guarantees
      The Company will cause the subsidiaries that are borrowers, guarantors or special purpose entities in connection with the Nashville Hotel Loan to execute a supplemental indenture providing for the Guarantee of the payment of the Notes within 30 days after repayment of the Nashville Hotel Loan. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Guarantor unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness. The form of the Note Guarantee will be attached as an exhibit to the Indenture.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3) solely in the case of a Note Guarantee created pursuant to the second sentence of the first paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Business Activities
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) below with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and, upon request furnish such information to the Holders of the Notes and prospective investors:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
      In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the first paragraph under “— Optional Redemption” shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code, and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” and “Guarantees” covenants, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; or

(11) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants — Guarantees;”

(7) to evidence and provide for the acceptance of appointment by a successor Trustee; or

(8) to provide for the issuance of Additional Notes in accordance with the Indenture.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. For example, the Trustee may require a Holder to post a bond or other security if a Holder requests that the Trustee file a lawsuit against the Company, as the Trustee is not required to expend or risk its own funds or incur any liability pursuant to the indenture.
Book-Entry, Delivery and Form
      The new Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this exchange offer only pursuant to valid tenders of outstanding notes.
      The new Notes will initially be represented by one or more new Notes, in registered, global without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary; or

(2) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”
Same Day Settlement and Payment
      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to

Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the Portal market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Registration Rights; Liquidated Damages
      The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes.
      The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the closing of the offering of the outstanding Notes on November 30, 2004. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have filed with the Commission this Exchange Offer Registration Statement under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes.
      If:

(1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any Holder of Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
      The Company and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

      The Registration Rights Agreement provides:

(1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 150 days after the closing of this offering;

(2) the Company and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 240 days after the closing of this offering;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

(a) commence the Exchange Offer; and

(b) issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and use their best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises, but in no event prior to 240 days after the closing of this offering.
      If:

(1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Guarantors will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Notes held by such Holder.
      The amount of the Liquidated Damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum.
      All accrued Liquidated Damages will be paid by the Company and the Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
      Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.
      Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) (a) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business and (b) leases which are ancillary to the operations of the Company and its Restricted Subsidiaries;

(5) the sale or other disposition of Cash Equivalents;

(6) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(7) any sale or disposition of the Company’s interests in the Nashville Hockey Club Limited Partnership, Bass Pro, Inc. or the Oklahoma City Athletic Club, Inc.;

(8) the disposition of all or some of the Viacom Stock in satisfaction of the Company’s Obligations under the SAILS Forward Exchange Contracts or any Permitted SAILS Refinancing Indebtedness;

(9) any sale or disposition of any property or equipment that has become damaged, worn out obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(11) any sale or disposition deemed to occur in connection with creating or granting a Permitted Lien.
      “Attributable Debt” in respect of a sale and leaseback transaction by the Company or any of its Restricted Subsidiaries means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars and, to the extent received by the Company or any of its Subsidiaries in the ordinary course of business, foreign currency;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of P-2 or better from Moody’s or A-2 or better from S&P and in each case maturing within six months after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than six months from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period and any interest on the SAILS Forward Exchange Contracts or on any Permitted SAILS Refinancing Indebtedness for such period (to the extent any such interest on the SAILS Forward Exchange Contracts or on any Permitted SAILS Refinancing Indebtedness was excluded from Fixed Charges), to the extent that any such Fixed Charges or interest were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including the non-cash portion of (A) ground rents expense and (B) expense with respect to the Naming Rights Agreement dated November 24, 1999 between Nashville Hockey Club Limited Partnership and the Company; provided that in the case of clause (A) and (B) the cash portion of each such expense not deducted in computing the Consolidated Net Income of such Person in any future period shall be deducted in computing the Consolidated Cash Flow of such Person for such future period, but excluding any other such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, (C) non-cash write-offs of goodwill, intangibles and long-lived assets and (D) the amortization of prepaid deferred finance charges on the SAILS Forward Exchange Contracts) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) preopening costs relating to the operations of such Person and its Restricted Subsidiaries for such period as calculated and presented in accordance with GAAP on the face of such Person’s consolidated statements of operations, to the extent deducted in computing such Consolidated Net Income; plus

(5) any extraordinary loss for such period, together with any related provision for taxes on such extraordinary loss; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Construction Indebtedness” means, with respect to any Person, any Indebtedness incurred to finance the cost of design, development, construction and opening of new or redeveloped assets that will be used or useful in a Permitted Business, including the cost of acquisition of related property, plant or equipment, to be owned by such Person or any of its Restricted Subsidiaries.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Agreement” means that certain Credit Agreement, dated as of November 20, 2003, among Opryland Hotel — Florida Limited Partnership, as borrower, the Company, as parent guarantor, and certain subsidiary guarantors, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Securities, Inc. and Banc of America Securities LLC as Joint Book Running Managers and Co-Lead Arrangers, the other Lenders named therein providing for up to $100.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement and the Nashville Hotel Loan until repaid with the proceeds from the Notes) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means a public or private offer and sale of Capital Stock (other than Disqualified Stock) of the Company.
      “Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than (i) Indebtedness under the Credit Agreement, (ii) Indebtedness represented by the SAILS Forward Exchange Contracts and (iii) Indebtedness under the Nashville Hotel Loan) in existence on the date of the Indenture after giving effect to the application of the proceeds of the Notes (when such proceeds are applied) and any Indebtedness borrowed on the date of the Indenture, until such amounts are repaid.
      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (other than as specified below) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding (a) any interest expense under the SAILS Forward Exchange Contracts to the extent paid prior to November 12, 2003, (b) any non-cash interest expense under any Permitted SAILS Refinancing Indebtedness to the extent that (x) the obligation with respect to such expense may be satisfied in full by delivery of some or all of the Viacom Stock and (y) the Company does not sell, dispose of or otherwise convey any interest in the Viacom Stock owned by the Company on November 12, 2003, other than pursuant to such Permitted SAILS Refinancing Indebtedness, (c) the amortization of prepaid deferred finance charges on the SAILS Forward Exchange Contracts and (d) amortization of debt issuance costs for Indebtedness outstanding on November 12, 2003; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred or, in the case of Construction Indebtedness, committed but undrawn) computed (i) with respect to all Indebtedness other than the committed but undrawn portion of any Construction Indebtedness, on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period and (ii) with respect to the committed but undrawn portion of any Construction Indebtedness, on a pro forma basis shall be computed as if the rate in effect on the drawn portion of such Construction Indebtedness on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.
      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Guarantors” means:

(1) Gaylord Program Services, Inc., Grand Ole Opry Tours, Inc., Wildhorse Saloon Entertainment Ventures, Inc., Gaylord Investments, Inc., OLH Holdings, LLC, OLH, G.P., Opryland Hotel-Florida Limited Partnership, Gaylord Hotels, LLC, Opryland Hospitality, LLC, Opryland Hotel-Texas, LLC, Opryland Hotel-Texas Limited Partnership, Opryland Productions Inc., Opryland Theatricals Inc., Corporate Magic, Inc., Opryland Attractions, Inc., Gaylord Creative Group, Inc., CCK Holdings, LLC, ResortQuest International, Inc. and each of the domestic Subsidiaries of ResortQuest International, Inc.; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;
and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.
      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) the committed but undrawn portion of any Construction Indebtedness available to any Person will be deemed to be incurred by such Person at the time of such commitment and will not be deemed to be incurred upon being subsequently drawn, (2) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (3) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness;

provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money including, without limitation, obligations under the SAILS Forward Exchange Contracts, any prepaid forward contract relating to the Viacom Stock or any Permitted SAILS Refinancing Indebtedness;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clauses (1) or (2) above or clauses (5), (6) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations and Attributable Debt;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(7) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.
In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (z) the committed but undrawn portion of any Construction Indebtedness of such Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and, if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.
      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) in the case of Construction Indebtedness, the committed but undrawn portion thereof;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes,

(ii) performance, surety or appeal bonds provided in the ordinary course of business or

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.
      “Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Wholly Owned Restricted Subsidiary of the Company or any Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Wholly Owned Restricted Subsidiary of the Company or a Guarantor, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Merger” means the merger of GET Merger Sub, Inc. and ResortQuest International, Inc. pursuant to the terms of the Merger Agreement.

      “Merger Agreement” means the Agreement and Plan of Merger, dated as of August 4, 2003, among the Company, GET Merger Sub, Inc. and ResortQuest International, Inc.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Nashville Hotel Loan” means the loan in the original principal amount of $275.0 million made as of March 27, 2001 by Merrill Lynch Mortgage Lending, Inc. to Opryland Hotel Nashville, LLC, secured by, among other things, a first priority deed of trust encumbering Opryland Nashville, as in effect on the date of the Indenture.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any realized or unrealized gains or losses from the SAILS Forward Exchange Contracts, Permitted SAILS Refinancing Indebtedness or the Viacom stock;

(3) one-time nonrecurring costs and expenses of the Company and its Restricted Subsidiaries incurred in connection with the Merger in an aggregate amount since November 12, 2003 not to exceed $10.0 million; and

(4) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (5) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP.
      “Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and all liabilities under the SAILS Forward Exchange Contracts and Permitted SAILS Refinancing Indebtedness and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related, ancillary or complementary thereto.
      “Permitted Investments” means:

(1) any Investment in the Company, in a Wholly Owned Restricted Subsidiary of the Company or in a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, a Wholly Owned Restricted Subsidiary of the Company or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(6) stock, obligations or securities received in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement under the bankruptcy or insolvency of any debtor;

(7) Investments by the Company or any of its Restricted Subsidiaries in Bass Pro, Inc. or the Oklahoma City Athletic Club, Inc. to the extent received in consideration for the Company’s or its Restricted Subsidiaries’ Investments in Bass Pro, Inc. or the Oklahoma City Athletic Club, Inc., respectively, to the extent such Investments were permitted under the Indenture;

(8) Investments by the Company to the extent received (a) in consideration for the Company’s Investments in the Nashville Hockey Club Limited Partnership permitted under the Indenture or (b) in satisfaction of obligations pursuant to the Agreement of Limited Partnership of Nashville Hockey Club Limited Partnership dated as of June 25, 1997 between and among Leipold Hockey Holdings, LLC, Craig Leipold, Helen P. Johnson-Leipold, Samuel C. Johnson, CCK, Inc. and Nashville Hockey Club Limited Partnership or the Naming Rights Agreement dated as of November 24, 1999 by and between Nashville Hockey Club Limited Partnership and the Company;

(9) the Viacom Stock and any other Investments in existence on the date of the Indenture;

(10) any Investment by the Company deemed to be made by its incurrence of any Permitted SAILS Refinancing Indebtedness;

(11) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary thereof in an amount, together with all other loans or advances made pursuant to this clause (11), not to exceed $500,000 at any time outstanding;

(12) Investments in any Person in an aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since November 12, 2003 (but, to the extent that any Investment made pursuant to this clause (12) since November 12, 2003 is sold or otherwise liquidated for cash, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment), not to exceed 10% of the Company’s Net Tangible Assets; provided that, if such Person is not a Restricted Subsidiary of the Company, the Company or a Restricted Subsidiary thereof has entered or, concurrently with any such Investment, enters into a long-term management contract with respect to assets of such Person that are used or useful in a Permitted Business; provided further that the aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value) of Investments made in Persons that are not Restricted Subsidiaries of the Company do not exceed 5% of the Company’s Net Tangible Assets; and

(13) other Investments in any Person having an aggregate value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since November 12, 2003, not to exceed $5.0 million.

      “Permitted Liens” means:

(1) Liens on the assets of the Company or any Restricted Subsidiary thereof securing Indebtedness in an amount not to exceed the sum of (A) the amount of secured Indebtedness in existence on November 12, 2003, plus (B) $25.0 million, plus (C) up to $100.0 million of additional Indebtedness incurred by the Company or any Guarantor after the date of the Indenture under Credit Facilities, plus (D) (x) the amount of committed but undrawn Construction Indebtedness incurred after November 12, 2003, minus (y) the amount of such Construction Indebtedness drawn after November 12, 2003, plus (E) 75% of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary thereof purchased or constructed after November 12, 2003, including any funds in restricted accounts to be used for the sole purpose of financing such purchase price or cost of construction or improvement, minus (F) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any Indebtedness in the foregoing clauses (A), (B), (C), (D) or (E) (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales;”

(2) Liens in favor of the Company or any Restricted Subsidiary

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary (and additions and accessions thereto);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (and additions and accessions thereto);

(5) Liens existing on the date of the Indenture;

(6) Liens with respect to obligations that do not exceed $15.0 million at any one time outstanding;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(8) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(9) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness or securing letters of credit that support such Hedging Obligations and Liens securing Hedging Obligations of the Company that do not constitute Indebtedness and that fix, hedge or swap interest rate risk on the Notes;

(10) Liens securing Permitted Refinancing Indebtedness (and all Obligations related thereto) and Permitted SAILS Refinancing Indebtedness; provided that such Liens do not extend to or cover any property or assets other than the property or assets that secure the Indebtedness being refinanced (and additions and accessions to such property or assets);

(11) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(12) carriers, warehousemen’s, mechanics’, worker’s, materialmen’s, operators’, landlords’ or similar Liens arising in the ordinary course of business;

(13) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(14) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(15) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(16) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(18) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Indenture;

(19) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(20) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(21) Liens arising from precautionary UCC financing statements regarding operating leases or consignments; and

(22) Liens of franchisors in the ordinary course of business not securing Indebtedness.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Indebtedness is incurred by the Company, any Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Permitted SAILS Refinancing Indebtedness” means any Indebtedness (including any related options on some or all of the Viacom Stock, whether in one or more separate agreements) of the Company issued in exchange for, or the net proceeds of which are used solely to offset, purchase, redeem, extend, refinance, renew, replace, defease, refund or otherwise acquire or retire the Company’s Indebtedness represented by the SAILS Forward Exchange Contracts as in effect on the date of the Indenture or any Permitted SAILS Refinancing Indebtedness; provided that, (i) on the date of its incurrence, the purchase price or principal amount of such Permitted SAILS Refinancing Indebtedness does not exceed the fair market value of the Viacom Stock on such date and (ii) the Company’s obligations with respect to the purchase price or principal amount of such Permitted SAILS Refinancing Indebtedness (x) may be satisfied in full by delivery of the Viacom Stock and any related options on the Viacom Stock or any proceeds received by the Company on account of such options (provided that, in the case of the Viacom Stock, such delivery need not be the exclusive method of satisfying the Company’s obligations thereunder); provided that if the Company no longer owns sufficient Viacom Stock and/or related options on Viacom Stock to satisfy in full the Company’s Obligations under such Permitted SAILS Refinancing Indebtedness, such Indebtedness shall no longer be deemed to be Permitted SAILS Refinancing Indebtedness, and (y) are not secured by any Liens on any of the Company’s or its Subsidiaries’ assets other than the Viacom Stock and the related options on such Viacom Stock.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

      “Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.
      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business or the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Wholly Owned Restricted Subsidiary or (3) Investments to the extent permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments” (other than Investments permitted by clause (4) of Permitted Investments).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Rating Services.
      “SAILS Forward Exchange Contracts” means, collectively, the SAILS Mandatorily Exchangeable Securities Contract dated May 22, 2000, among the Company, OLH, G.P., Credit Suisse First Boston International and Credit Suisse First Boston Corporation, as Agent, together with the SAILS Pledge Agreement dated as of May 22, 2000, among the Company, Credit Suisse First Boston International and Credit Suisse First Boston Corporation, as Agent, as amended by the letter dated October 6, 2000 by Credit Suisse First Boston International and Credit Suisse First Boston Corporation to OLH, G.P. and Merrill Lynch Mortgage Capital, Inc., each as in effect on the date of the Indenture.
      “sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.
      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that for purposes of the Indenture and the Notes, 5% shall be substituted for 10% in each place that it appears in such definition.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
      “Viacom Stock” means the 10,937,900 shares of Class B common stock, par value $.01 per share, of Viacom Inc. owned by the Company, and any other securities into which such shares may be converted or reclassified or that may be issued in respect of, in exchange for, or in substitution of, such shares of Class B common stock by reason of any stock splits, stock dividends, distributions, mergers consolidations or other like events.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Overview
      The following is a summary of the material U.S. federal income tax considerations relating to the exchange of the outstanding notes by an initial beneficial owner of the outstanding notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Prospective investors should note that any such change or interpretation with retroactive effect could result in federal income tax consequences different from those discussed below. This summary does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, persons who hold the outstanding notes through partnerships or other pass-through entities, U.S. expatriates, persons who hold the outstanding notes as part of a hedge, conversion, straddle or other risk reduction transaction or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar) that may be subject to special rules. This discussion also does not deal with purchasers of subsequent offerings under the same Indenture or subsequent holders of the outstanding notes. This summary assumes the holders hold the outstanding notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the applicability of U.S. federal gift or estate taxation.
      This summary discusses the federal income tax considerations applicable to the initial owners of the outstanding notes who are beneficial owners of the outstanding notes and who purchased the outstanding notes for cash at their “issue price” as defined in Section 1273 of the Code and the regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the outstanding notes. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with those statements and conclusions. In addition, those statements and conclusions do not preclude the IRS from successfully asserting, or a court from adopting, a contrary position.
      The following discussion constitutes the opinion of Bass, Berry & Sims PLC, tax counsel to the Company, as to the material U.S. federal income tax consequences generally applicable to purchasers of the new notes. Investors considering the exchange of the outstanding notes for the new notes should consult their own tax advisers with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
      As used herein, the term “U.S. Holder” means a beneficial owner of an outstanding note that is:

•	an individual citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income; or

•	a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or a trust in existence on August 20, 1996 that has elected to continue to be treated as a U.S. person.
      If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of outstanding notes, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Both a partnership holding outstanding notes and the partners in that partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in this exchange offer.
      As used herein, the term “Non-U.S. Holder” means a beneficial owner of an outstanding note that is not a U.S. Holder.
      The exchange of an outstanding note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the outstanding note for U.S. federal income tax purposes, and accordingly, the new note received will be treated as a continuation of the outstanding note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a U.S. Holder or Non-U.S. Holder who exchanges an outstanding note for a new note pursuant to the exchange offer and any such U.S. Holder or Non-U.S. Holder will have the same adjusted tax basis and holding period in the new note as he had in the outstanding note immediately prior to the exchange, and the U.S. Holder or Non-U.S. Holder will continue to take into account income in respect of a new note in the same manner as before the exchange.
      THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS GENERAL IN NATURE. ACCORDINGLY, EACH BENEFICIAL OWNER OF OUTSTANDING NOTES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER, AND THE FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new notes for, any outstanding notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of new notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effectiveness of the registration statement of which the prospectus is a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the notes received by such broker-dealer in the exchange offer. Any profit on such a resale of the notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period ending on the earlier of (i) 180 days after the effectiveness of the registration statement of which this prospectus is a part and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the outstanding notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      The legality of the securities offered in this exchange offer has been passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee and Carter R. Todd, Senior Vice President, General Counsel and Secretary of the Company, who has provided a legal opinion for certain subsidiary guarantors. In addition, Bass, Berry & Sims PLC has passed upon the legality of certain material U.S. Tax consequences applicable to the exchange offer.
EXPERTS
      The consolidated financial statements of Gaylord Entertainment Company appearing in Gaylord Entertainment Company’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and Gaylord Entertainment Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and special reports and other information with the Commission. You can read and copy any materials we file with the Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:
Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Corporate Secretary
Telephone: (615) 316-6000
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The Commission allows us to “incorporate by reference” information into this prospectus, meaning that we can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our companies and their finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 14, 2005;

•	Our Definitive Proxy Statement in connection with our 2005 Annual Meeting of Stockholders to be held on May 5, 2005, filed with the Commission on April 4, 2005;

•	Our Current Reports on Form 8-K filed with the Commission on February 28, 2005, April 12, 2005 and May 4, 2005; and

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 9, 2005.

      We are also incorporating by reference additional documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the date the exchange offer is terminated. In no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any current report on Form 8-K that we may from time to time furnish with the Commission be incorporated by reference into, or otherwise included in, this prospectus.
      All information contained or incorporated by reference in this prospectus relating to Gaylord has been supplied by Gaylord.

Gaylord Entertainment Company
Offer to Exchange
up to $225,000,000 of 6.75% Senior Notes due 2014
for
up to $225,000,000 of 6.75% Senior Notes due 2014
that have been registered under the Securities Act of 1933
        Each broker-dealer registered as such under the Securities Exchange Act of 1934 that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date of effectiveness of the registration statement of which this prospectus is a part and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any resale of new notes received by a broker-dealer for its own account. See “Plan of Distribution.”

PROSPECTUS

May 11, 2005